Exhibit 99.1

Contacts: James Frates Chief Financial Officer Alkermes, Inc. (617) 494-0171

Rebecca Peterson Vice President Corporate Communications Alkermes, Inc. (617) 583-6378
ALKERMES ANNOUNCES THE AUTOMATIC CONVERSION OF ITS 2 1/2%
CONVERTIBLE SUBORDINATED NOTES
— Company Plans to Repurchase Common Stock —
Cambridge, MA, May 22, 2006 — Alkermes, Inc. (Nasdaq: ALKS) today announced that it is exercising its right to automatically convert all of its outstanding 2 1/2% Convertible Subordinated Notes due 2023 (the “Notes”) into approximately 9,025,271 shares of common stock, pursuant to the terms of the Notes issued in August and September 2003. Under the terms of the Notes, Alkermes has the right to elect to automatically convert the Notes when the closing price of Alkermes’ common stock exceeds $20.78 for 20 trading days during any 30-day trading period. To offset the dilutive effect of share issuance, Alkermes also announced today that the Company will begin repurchasing shares of its common stock in the open market.
“This conversion further strengthens Alkermes’ financial profile by reducing our debt and future interest expenses,” stated James Frates, chief financial officer of Alkermes. “Separately, we are taking this opportunity to begin repurchasing our stock at current trading levels, while we continue to focus on key initiatives that can create long-term value for shareholders moving forward.”

The conversion will occur on June 15, 2006 and the Notes will be converted at a rate of 72.20217 shares of Alkermes’ common stock per $1,000 of principal. Upon conversion, cash will be paid in lieu of any fractional shares of Alkermes’ common stock. In addition, pursuant to the terms of the Notes, since the Notes are being converted prior to September 1, 2006, Alkermes shall also make a payment equal to $12.50 per $1,000 principal amount on the Notes outstanding on the conversion date. This payment shall be made in cash and is equivalent to the interest payment on the Notes otherwise scheduled to take place on September 1, 2006.
The details concerning the conversion of the Notes are fully described in an Automatic Conversion Notice that will be mailed to holders of Notes today. Conversion transactions will be handled by U.S. Bank National Association, as trustee.
Alkermes also announced today that it will begin to repurchase shares of its common stock. Under the November 2005 stock repurchase program, the Board of Directors authorized management to purchase up to $15 million of its common stock. The Company expects to continue to make repurchases at the discretion of management from time to time in the open market, depending on market conditions, or through privately negotiated transactions.
About Alkermes
Alkermes, Inc. is a pharmaceutical company that develops products based on sophisticated drug delivery technologies to enhance therapeutic outcomes in major diseases. The Company has two commercial products. RISPERDAL® CONSTA® [(risperidone) long-acting injection], the first and only long-acting atypical antipsychotic medication approved for use in schizophrenia, is marketed worldwide by Janssen-Cilag (Janssen), a wholly owned division of Johnson & Johnson. VIVITROL TM (naltrexone for extended-release injectable suspension) is the first and only once-monthly injectable medication approved for the treatment of alcohol dependence. The Company has a pipeline of extended-release injectable products and pulmonary drug products based on its proprietary technology and expertise. Alkermes’ product development strategy is twofold: the Company partners its proprietary technology systems and drug delivery expertise with several of the world’s finest pharmaceutical companies; and it also develops novel, proprietary drug candidates for its own account. The Company’s headquarters are in Cambridge, Massachusetts, and it operates research and manufacturing facilities in Massachusetts and Ohio.
Certain statements set forth above may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including whether the company will purchase up to $15 million of its common stock. Although the Company believes that such statements are based on reasonable assumptions within the bounds of its knowledge of its business and operations, the forward-looking statements are neither promises nor guarantees and the Company’s business is subject to significant risk and uncertainties and there can be no assurance that its actual results will not differ materially from its expectations, including the timing and amount of share repurchases. For further information with respect to factors that could cause the Company’s actual results to differ from expectations, reference is made to the reports the Company filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The forward-looking statements made in this release are made only as of the date hereof and the Company disclaims any intention or responsibility for updating predictions or financial guidance contained in this release.